Exhibit 99.1

Contact:	Teri Watson (Investment Community) (212) 770-7074 Christina Pretto (News Media) (212) 770-7083
AIG REPORTS FIRST QUARTER 2009 RESULTS
NEW YORK, NY, May 7, 2009 — American International Group, Inc. (AIG) today reported a net loss for the first quarter of 2009 of $4.35 billion or $1.98 per diluted share, compared to a net loss of $7.81 billion or $3.09 per diluted share in the first quarter of 2008. First quarter 2009 adjusted net loss, excluding net realized capital gains (losses) and FAS 133 gains (losses), net of tax, was $1.60 billion, compared to an adjusted net loss of $3.56 billion in the first quarter of 2008.
FIRST QUARTER
(in millions, except per share data)

			Per Diluted Share (a)
	2009	2008	2009	2008

Net loss attributable to AIG	$(4,353)	$(7,805)	$(1.98)	$(3.09)
Net realized capital gains (losses), net of tax (b)	(2,631)	(3,963)	(0.97)	(1.57)
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (c)	(118)	(281)	(0.04)	(0.11)

Adjusted net loss	$(1,604)	$(3,561)	$(0.97)	$(1.41)

Weighted average shares outstanding (d)			2,705	2,528

     The following table summarizes the significant items included in adjusted net loss:

(in millions, after tax)	1Q09	1Q08

Significant Items, affecting adjusted net loss

Fed credit line interest and amortization	$(994)	—

Restructuring-related costs (primarily AIGFP wind down and other)	$(1,205)	—

Market disruption-related:
AIGFP credit valuation adjustment	$1,093	$(24)
AIGFP unrealized market valuation losses	(294)	(5,920)
Partnership and mutual fund losses	(722)	4
Losses related to retained interests in Maiden Lane II and Maiden Lane III	(1,431)	—
Other, net	(284)	(40)

Total market disruption-related activities	$(1,638)	$(5,980)

Tax benefits not obtained for losses incurred during the quarter and other discrete period tax items	$(382)	$(703)

(a)	The per diluted share calculation in the first quarter of 2009 reflects a $1.0 billion reduction for dividends on Series D Preferred Stock accumulated but not declared or paid.

(b)	Represents primarily other-than-temporary impairment charges.

(c)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(d)	As a result of the losses reported in the first quarter of 2009 and 2008, basic shares outstanding were used for both periods.
OVERVIEW
     AIG’s first quarter 2009 net loss resulted primarily from a number of restructuring and market disruption-related charges and accounting charges related to taxes.
     Interest and amortization charges related to the FRBNY Facility were $1.5 billion pre-tax ($1.0 billion after tax).
     AIG reported a $1.9 billion pre-tax ($1.2 billion after tax) charge for restructuring costs, primarily related to the wind down of AIG Financial Products Corp., AIG Trading Group, Inc. and their subsidiaries (collectively, AIGFP) and other.
     AIG reported market disruption-related losses of $2.5 billion pre-tax ($1.6 billion after tax). Included in market disruption-related items were partnership and mutual fund losses of $1.1 billion pre-tax ($0.7 billion after tax) and a total of $2.2 billion pre-tax ($1.4 billion after tax) of fair value losses on the retained interests in Maiden Lane II and Maiden Lane III. AIGFP reported a $0.5 billion pre-tax loss ($0.3 billion after tax) in unrealized market valuation losses on the super senior credit default swap portfolio and a $1.7 billion pre-tax gain ($1.1 billion after tax) related to AIGFP’s credit valuation adjustment.
     In addition, AIG recorded tax expense of $1.1 billion for tax benefits not obtained related to losses incurred during the quarter and other discrete period tax items, of which $0.4 billion affected the adjusted net loss.
     At March 31, 2009, total equity was $53.2 billion, which included $7.4 billion of equity attributable to noncontrolling interests under FAS 160. Consolidated assets at March 31, 2009 were $819.8 billion.
     Commenting on first quarter 2009 results, AIG Chairman and Chief Executive Officer Edward M. Liddy said, “AIG’s first quarter 2009 results reflect our efforts, with the ongoing support of the Federal Reserve and the U.S. Treasury, to execute on our plans which were designed to maximize the value of our core businesses and repay U.S. taxpayers. In addition, we are making progress on winding down AIGFP. As of March 31, 2009 its portfolio had a notional value of approximately $1.5 trillion, down from approximately $2.7 trillion at December 31, 2007.
     “Importantly, we are moving forward with our efforts to position our strong insurance companies as discrete businesses, for the benefit of all stakeholders, including policyholders, employees, and distribution partners.
     “In addition, since year end, we have closed a number of transactions and reached several asset sales agreements, despite a very challenging market environment. On April 16, we announced the sale of our U.S. personal auto business, representing our largest asset transaction to date. Several other transactions are under discussion, and we continue to evaluate how best to assure the continued strength and success of all of AIG’s businesses.”

RESTRUCTURING UPDATE
     Since the announcements of March 2, 2009, AIG has taken the following actions to improve its capital structure, execute on an orderly asset divestiture plan, protect and enhance the value of its key businesses, and position these franchises for the future as more independently run, transparent companies:
Execution on Improvements to AIG’s Capital Structure Previously Announced:
•	The U.S. Department of the Treasury (U.S. Treasury) exchanged its shares of AIG’s Series D Fixed Rate Cumulative Perpetual Preferred Stock for shares of AIG’s Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, on April 17, 2009. Dividends on the Series E Preferred Stock are payable on a non-cumulative basis. Additionally, AIG entered into a replacement capital covenant that requires AIG to replace the Series E Preferred Stock with qualifying equity replacement capital securities if the company repays or redeems the Series E Preferred Stock.

•	The U.S. Treasury provided AIG with a new five-year equity capital facility, which provides access to up to $29.835 billion of available funds to AIG under the terms of the purchase agreement for shares of Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock. In connection with the establishment of this facility, AIG issued to U.S. Treasury a warrant to purchase 3,000 shares of AIG’s common stock.

•	The Federal Reserve Bank of New York (FRBNY) Credit Agreement was amended to remove the minimum 3.5 percent LIBOR floor as of April 17, 2009.
     AIG Financial Products Corp unwind:
•	Since December 31, 2007, the notional amount on AIGFP’s derivative portfolio has been reduced by more than 40 percent from approximately $2.7 trillion at December 31, 2007 to approximately $1.5 trillion at March 31, 2009.

•	AIGFP reduced the number of trade positions in its portfolio to approximately 28,000 at March 31, 2009, down 20 percent from approximately 35,000 as of December 31, 2008.
Completed Asset Sales:
•	AIG PhilAm Savings Bank, PhilAm Auto Financing and Leasing, and PFL Holdings to EastWest Banking Corporation for $43 million, on March 12, 2009.

•	Hartford Steam Boiler (HSB) to the Munich Re Group for $739 million, plus the assumption of $76 million of outstanding HSB capital securities, on March 31, 2009.

•	AIG Life Insurance Company of Canada to BMO Financial Group for $263 million, on April 1, 2009.

•	AIG Retail Bank Public Company Limited and its credit card operation, AIG Card (Thailand) Company Limited, in Thailand to Bank of Ayudhya Public Company Limited for approximately $45 million, plus the repayment of intra-group indebtedness of approximately $495 million, on April 8, 2009.

•	AIG Private Bank Ltd. (AIG Private Bank) to a subsidiary of Aabar Investments PJSC (Aabar), a global investment company based in Abu Dhabi, for approximately $253 million for the entire share capital of AIG Private Bank. Aabar also purchased and assumed approximately $55 million of intra-company loans outstanding to AIG Private Bank, on April 16, 2009.

•	Deutsche Versicherungs-und Rückversicherungs-Aktiengesellschaft (Darag), a German general insurance subsidiary of AIG affiliate Württembergische und Badische Versicherungs-AG (WüBa) in Germany, to Augur for approximately $26 million on April 24, 2009.

Asset Sales Agreements:
•	On April 16, 2009, AIG announced an agreement to sell 21st Century Insurance Group, to the Farmers Group, Inc. (FGI), a subsidiary of Zurich Financial Services. Under the terms of the transaction, FGI will pay AIG $1.9 billion, consisting of $1.5 billion in cash and $400 million in face amount of subordinated, euro-denominated capital notes backed by Zurich Insurance Company, Zurich’s principal operating unit. FGI will also assume 21st Century’s outstanding debt of $100 million.
Maximizing the Value of the Individual Businesses:
•	On April 21, 2009, AIG announced an acceleration of steps to position AIU Holdings as a distinct brand by transferring it to a special purpose vehicle (SPV) in preparation for the potential sale of a minority stake in the business, which ultimately may include a public offering of shares, depending on market conditions. AIU Holdings will serve as the holding company for AIG’s Commercial Insurance, Foreign General Insurance, and Private Client Group units. AIG also announced that it intends to purchase the equity interests in International Lease Finance Corporation, United Guaranty Corporation, and Transatlantic Holdings, Inc., from AIU Holdings.

•	On March 2, 2009, AIG and the FRBNY announced their intent to enter into transactions pursuant to which AIG will transfer to the FRBNY preferred equity interests in newly-formed special purpose vehicles (SPVs). Each SPV will hold (directly or indirectly) 100 percent of the common stock of an AIG operating subsidiary (American International Assurance Company, Limited, together with American International Assurance Company (Bermuda) Limited (AIA) in one case and American Life Insurance Company (ALICO) in the other). In exchange for the preferred equity interests received by the FRBNY, there would be a concurrent reduction in the outstanding balance of the FRBNY Facility and the maximum amount available to be borrowed thereunder, subject to the $25 billion minimum noted below.

•	On March 2, 2009, AIG and the FRBNY announced their intent to enter into a transaction pursuant to which AIG will issue to the FRBNY senior certificates in one or more newly-formed SPVs backed by in-force blocks of life insurance policies in settlement of a portion of the outstanding balance of the FRBNY Facility. The amount of the FRBNY Facility reduction will be based on the amount of senior certificates issued to the FRBNY.

•	The FRBNY has agreed in principle that, after repayment of the FRBNY Facility through the AIA and ALICO debt for equity exchanges and the life insurance securitizations, the commitment under the FRBNY Facility will be not less than $25 billion.

•	Additionally, AIG continues to examine the feasibility of combining its Domestic Life Insurance & Retirement Services businesses to enhance market competitiveness. Progress has been made on designing an organizational and operational model, identifying capability gaps and evaluating strategic and operational synergies.

OVERVIEW OF BUSINESS RESULTS
GENERAL INSURANCE
     General Insurance first quarter 2009 operating income before net realized capital gains (losses) was $446 million, compared to $1.6 billion in the first quarter of 2008. The first quarter’s results reflect $483 million in operating losses at United Guaranty Corporation (UGC) and a decline in net investment income, primarily due to losses from partnership and mutual fund investments.
     General Insurance net premiums written were $10.0 billion in the first quarter of 2009, a 17.5 percent decline compared to the last year’s first quarter. Commercial Insurance reported net premiums written during the first quarter of 2009 of $4.2 billion, an 18.3 percent decline from the first quarter of 2008. The decline was driven by the effect of the economic downturn on construction, real estate and transportation-related business and Commercial Insurance’s deliberate strategy to remain price disciplined in workers’ compensation, as well as changes in the amount of premiums ceded to reinsurers. Aside from the effect of these three items, net premiums written declined approximately 6 percent. Net premiums written were also adversely affected by the negative AIG publicity and the broader impact of the economy, which is decreasing ratable exposures on renewal business and limiting new opportunities across other lines of business.
     The retention of existing business was moderately lower than in the comparable prior year period, with some de-risking among clients, although retention levels have shown improvement since the end of the first quarter of 2009. Overall, rates in Commercial Insurance were essentially flat in the first quarter of 2009 compared to the first quarter of 2008. The stabilization of rates is an improvement from the fourth quarter of 2008 and reflects the current market conditions.
     Foreign General net premiums written in the first quarter of 2009 were $3.6 billion, a 10.3 percent decline in original currency, or 18.1 percent including the effect of foreign exchange. Excluding the effect of Unibanco, which was sold in November 2008, Foreign General net premiums written in the first quarter of 2009 declined by 4.5 percent for continuing operations in original currency, or a 12.8 percent decline including the negative impact of foreign exchange.
     In Foreign General’s commercial business, renewal retention was solid while rates showed continued improvement, offset by reductions in insured’s values, payrolls, sales and inventories. There was also expected de-risking among commercial customers to further diversify their portfolios as well as a slight reduction in new business production. In particular, Foreign General’s European operations delivered strong client retention results during their critical January 1 renewal period.
     AIG Private Client Group reported first quarter 2009 net premiums written of $210 million, a decrease of 2.3 percent compared to first quarter of 2008.
     At March 31, 2009, General Insurance net loss and loss adjustment reserves totaled $72.3 billion, a decline of $201 million from December 31, 2008. The foreign exchange effect for the first quarter of 2009 was a reduction of reserves of $290 million. Reserves were also reduced by $287 million due to dispositions. For the first quarter of 2009, net adverse loss development from prior accident years, excluding accretion of loss reserve discount, was $64 million. The overall adverse development consisted of approximately $131 million of favorable development from accident years 2003 through 2008, offset by approximately $195 million of adverse development from earlier accident years.

LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services first quarter 2009 operating income before net realized capital gains (losses) was $1.2 billion reflecting a continued difficult operating environment. The first quarter results included deferred acquisition cost (DAC) unlocking and related reserve strengthening charges of $558 million in Domestic Retirement Services. Additionally, results were affected by lower assets under management in the retirement services businesses both in the U.S. and overseas. Net investment income was affected by losses on partnership investments, lower yield enhancements and overall lower investment margins from balance sheet de-risking activities and higher short-term liquidity, as well as $235 million of fair value losses on the retained economic interest in Maiden Lane II held primarily by Domestic Life Insurance & Retirement Services. These decreases were partially offset by higher DAC benefits related to net realized capital losses.
     Premiums and other considerations declined 10.5 percent, to $8.3 billion in the first quarter of 2009. Premiums, deposits and other considerations amounted to $14.5 billion, a decline of 43.3 percent compared to the first quarter of 2008. Sales of investment-oriented life and retirement services products remained challenged due to the general decline in global equity markets during most of the first quarter and negative AIG publicity.
     In AIG’s Foreign Life & Retirement Services operations, sales activity has stabilized in most regions, though sales and surrender activity in foreign investment-oriented life and retirement products, especially in Japan and Korea, remain affected due to equity market performance. Domestic Retirement Services new business has slowed principally due to several distribution partners and plan sponsors suspending or de-emphasizing sales of AIG products pending clarification of the future ownership of these businesses. Similarly, the sales outlook in Domestic Life Insurance continues to remain challenging due to the current economic environment, current ratings and the negative press surrounding AIG.
FINANCIAL SERVICES
     Financial Services reported a $1.1 billion operating loss before net realized capital gains (losses) and the effect of FAS 133 in the first quarter of 2009, compared to an $8.5 billion operating loss in the first quarter of 2008.
     AIGFP, which is in the process of winding down its businesses and portfolios, reported a $1.1 billion operating loss in the first quarter of 2009 compared to $8.9 billion in the first quarter of 2008. The first quarter 2009 operating loss included a $452 million in unrealized market valuation losses on its super senior credit default swap portfolio, $933 million of interest charges on intercompany borrowings with AIG that are eliminated in consolidation, and the effect on operating results related to the continued unwinding of the AIGFP business. These items were partially offset by a $1.7 billion favorable credit valuation adjustment.
     International Lease Finance Corporation (ILFC) reported a 16.2 percent increase in operating income to $316 million, compared to $272 million in the first quarter of 2008, driven primarily by a larger aircraft fleet and lower composite borrowing rates compared to the first quarter of 2008.
     American General Finance, Inc. (AGF) reported a first quarter 2009 operating loss of $203 million compared to operating income of $11 million in the first quarter of 2008, primarily due to a $186 million increase in the provision for finance receivable losses in response to higher levels of delinquencies and net charge offs. In addition, AGF reported declines in finance charges and other revenues, partially offset by improvements in operating and interest expense.

ASSET MANAGEMENT
     Asset Management reported a first quarter 2009 operating loss before net realized capital gains (losses) of $481 million, compared to a $154 million operating profit in the first quarter of 2008. The quarter’s results reflect significant valuation adjustments of certain real estate investments, lower partnership income and lower net carried interest revenues in private equity and real estate.
OTHER OPERATIONS
     The first quarter 2009 operating loss from Other Operations, before net realized capital gains (losses) and consolidation and elimination adjustments, was $3.1 billion compared to a $503 million loss in the first quarter of 2008. These results include $1.5 billion of interest expense and amortization related to borrowings under the FRBNY Facility and $1.9 billion of fair value losses on the retained equity interest in Maiden Lane III.
#     #     #
     Additional supplementary financial data and an update on AIG’s restructuring efforts are available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held on Thursday, May 7, 2009 at 5:30 p.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, May 22, 2009.

#     #     #
     It should be noted that information contained in this press release or remarks made on the conference call may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the proposed and completed transactions with the FRBNY and the U.S. Treasury, the number, size, terms, cost and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure of the completed transactions with the Department of the Treasury to achieve their desired objectives or a failure to complete the proposed transactions with the FRBNY, developments in global credit markets and such other factors as discussed in Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the period ended March 31, 2009. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
#     #     #
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2009 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of market disruption items, tax benefits not obtained for losses incurred, the effect of dispositions, interest and amortization related to the FRBNY Facility, restructuring-related activities, realized capital gains (losses), the effect of FIN 46(R), the effect of FAS 133, the effect of goodwill impairments, tax valuation allowances, credit valuations adjustments, securities lending transactions deemed sales and the effect of catastrophe-related losses.
     AIG excludes the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes tax valuation allowances, credit valuations adjustments, and securities lending transactions deemed sales, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.
     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended March 31,
	2009	2008 (a)	Change

General Insurance Operations:
Net Premiums Written	$9,967	$12,080	(17.5)%
Net Premiums Earned	10,487	11,357	(7.7)
Underwriting Profit (Loss)	(206)	405	—
Net Investment Income	652	1,205	(45.9)
Income before Net Realized Capital Gains (Losses)	446	1,610	(72.3)%
Net Realized Capital Gains (Losses) (b)	(447)	(273)	—
Operating Income (Loss)	$(1)	$1,337	—

Loss Ratio (c)	76.60	70.43
Expense Ratio (c)	25.36	26.01
Combined Ratio (c)	101.96	96.44

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$8,335	$9,318	(10.5)%
Net Investment Income	3,630	3,803	(4.5)
Income before Net Realized Capital Gains (Losses)	1,235	2,538	(51.3)%
Net Realized Capital Gains (Losses) (b)	(3,108)	(4,369)	—
Operating Loss	(1,873)	(1,831)	—

Financial Services Operations:
Operating Loss excluding FAS 133 and Net Realized
Capital Gains (Losses) (d) (e)	(1,090)	(8,545)	—
FAS 133 (b)	2	(76)	—
Net Realized Capital Gains (Losses) (b)	(34)	(151)	—
Operating Loss	(1,122)	(8,772)	—

Asset Management Operations:
Operating Income (Loss) before Net Realized
Capital Gains (Losses)	(481)	154	—
Net Realized Capital Gains (Losses) (b)	(152)	(1,405)	—
Operating Loss	(633)	(1,251)	—
Other before Net Realized Capital Gains (Losses)	(3,080)	(503)	—
Other Net Realized Capital Gains (Losses) (b)	732	(265)	—
Consolidation and Elimination Adjustments (b) (f)	(391)	21	—
Loss before Income Tax Benefit	(6,368)	(11,264)	—
Income Tax Benefit (g)	(1,235)	(3,537)	—
Net Loss	(5,133)	(7,727)	—
Less Net Income (Loss) Attributable to Noncontrolling Interests:
Income (Loss) before Net Realized Capital Gains (Losses)	(759)	81	—
Net Realized Capital Gains (Losses)	(21)	(3)	—
Net Loss Attributable to AIG	$(4,353)	$(7,805)	—

Financial Highlights

	Three Months Ended March 31,
	2009	2008 (a)	Change

Net Loss Attributable to AIG	$(4,353)	$(7,805)	—
Net Realized Capital Gains (Losses), net of tax (h)	(2,631)	(3,963)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(118)	(281)	—

Adjusted Net Loss	(1,604)	(3,561)	—

Loss Per Share — Diluted (i):
Net Loss Attributable to AIG	(1.98)	(3.09)	—
Net Realized Capital Gains (Losses), net of tax (h)	(0.97)	(1.57)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(0.04)	(0.11)	—

Adjusted Net Loss	(0.97)	(1.41)	—

Book Value Per Share on AIG Shareholders’ Equity (j)	$17.01	$31.93	(46.7)%
Pro forma Book Value Per Share on AIG Shareholders’ Equity (k)	$3.28	$—	—

Weighted Average Shares Outstanding — Diluted (l)	2,705	2,528
(See accompanying Notes on Page 13)

Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2008 to conform to the 2009 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses.

(c)	Ratios in the first quarter of 2009 include the underwriting results of Mortgage Guaranty’s second-lien business which was placed in run-off in September 2008.

(d)	Includes $452 million and $9.1 billion of pre-tax net unrealized market valuation losses on AIGFP’s super senior credit default swap portfolio in the first quarter of 2009 and 2008, respectively.

(e)	Includes changes in pre-tax credit spreads on the valuation of Capital Markets’ assets of $(738) million and $(2.6) billion and liabilities of $2.4 billion and $2.6 billion (but excluding $106 million and $65 million of gains on the super senior credit default portfolio reported with the unrealized market valuation losses), in the first quarter of 2009 and 2008, respectively.

(f)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in net income (loss) attributable to noncontrolling interests, which is not a component of operating loss.

(g)	Includes an increase in the valuation allowance of $1.6 billion, partially offset by $587 million of deferred tax benefits in the first quarter of 2009. The first quarter of 2008 includes increased reserves of $703 million for uncertain tax positions and discrete period tax items.

(h)	Includes an increase in the valuation allowance of $664 million to reduce tax benefits on capital losses in the first quarter of 2009.

(i)	The per diluted share calculation in the first quarter of 2009 reflects a $1.0 billion reduction for dividends on Series D Preferred Stock accumulated but not declared or paid.

(j)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(k)	On a fully diluted basis giving effect to the voting rights of the Series C Preferred Stock to be issued and settlement of equity units, per share amount would be $3.28 as of March 31, 2009.

(l)	As a result of the losses reported in the first quarter of 2009 and 2008, basic shares outstanding were used for both periods.